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Exhibit 21

SUBSIDIARIES OF
APPLE INC.*

Name	Jurisdiction of Incorporation
Apple Sales International (formerly Apple Computer International)	Ireland
Braeburn Capital, Inc.	Nevada, U.S.

*
Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of Apple Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.

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  Exhibit 21
SUBSIDIARIES OF APPLE INC.